Exhibit 10.41

COMPENSATION OF EXECUTIVE OFFICERS OF BIOSPHERE MEDICAL, INC.

As of March 29, 2005, the following sets forth the compensation of the executive officers of BioSphere Medical, Inc. (“BioSphere”):

Executive Officer	Current Annual Salary	2004 Bonus	Other Compensation (1)

Richard J. Faleschini
President and Chief Executive Officer	$300,000	—	$397

Martin J. Joyce
Vice President and Chief Financial Officer	$190,000	—	—

Peter C. Sutcliffe
Vice President, Manufacturing	$183,361	—	$3,596

Gary M. Saxton
Senior Vice President and General Manager	$223,000	—	$194

(1) Represents the amounts of matching contributions made by BioSphere to the Retirement Savings Plan and the taxable portion of group life insurance.

In addition, each of BioSphere’s executive officers is eligible to participate in BioSphere’s 1997 Stock Incentive Plan and any successor plan.